FOR IMMEDIATE RELEASE

CONTACT:              Stephen Jacobs, Chief Financial Officer, ALM
                      Phone:  (212) 545-6248 E-mail: sjacobs@amlaw.com

               AMERICAN LAWYER MEDIA REPORTS 13.6% EBITDA INCREASE
                          IN SECOND QUARTER OF FY 2002

NEW YORK (AUGUST 14, 2002) - American Lawyer Media, Inc. (ALM), the nation's leading legal journalism and information company, announced today that second quarter FY 2002 earnings before interest, taxes, depreciation, amortization and other extraordinary income and expense (EBITDA) reached $6.0 MM, an increase of 13.6%, or $0.7 MM, over the second quarter of FY 2001, as the company released results for the second quarter of its 2002 fiscal year, ending June 30. Revenues for the second quarter of FY 2002 totaled $34.4 MM, a decrease of 9.0 %, or $3.4 MM, over the comparable period in FY 2001.

Total operating expenses for the second quarter of FY 2002 decreased to $32.5 MM, a decline of 18.9%, or $7.6 MM, compared to the second quarter of FY 2001. Net operating profit for the second quarter of FY 2002 was $1.9 MM, an increase of $4.1 MM, compared to comparable results for the second quarter of FY 2001.

Year-to-date revenues for FY 2002 were $66.8 MM, a decrease of 13.1%, or $10.0 MM, compared to the first half of FY 2001. Year-to-date total operating expenses decreased to $64.5 MM, a reduction of 17.7%, or $13.9 MM, over the comparable FY 2001 period. Year-to-date EBITDA was $10.7 MM, a decrease of 20.5%, or $2.7 MM, over the comparable period in FY 2001. Year-to-date net operating profit for FY 2002 was $2.2 MM, an increase of $3.8 MM, compared to comparable results for the first half of FY 2001.

"As expected, economic and advertising conditions remained extremely difficult during the second quarter. Our continued focus on cost reductions allowed us to more than offset revenue decreases and show an EBITDA gain for the period," said William Pollak, President and Chief Executive Officer of ALM. "While we have seen some positive signs in some of our businesses in recent months, these improvements have not been consistent across geographies or categories. As a result, we expect to maintain a tight control on expenses for the remainder of the year."

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                                       ALM ANNOUNCES Q2 FY 2002 EARNINGS RESULTS
                                                                     PAGE 2 OF 6

On May 1, 2002, ALM acquired Web content and seminar businesses previously operated by Law.com, Inc. Second quarter and year-to-date results for FY 2002 include May and June revenues and expenses relating to the businesses acquired, as well as revenues and expenses recorded by ALM as a result of a licensing agreement with Law.com prior to May 1, 2002. ALM's second quarter FY 2001 and year-to-date FY 2001 results include revenues and expenses recorded by ALM as a result of a licensing agreement with Law.com. Prior to the acquisition, Law.com spun off its legal application services businesses, RealLegal, LLC, to the shareholders of Law.com. ALM's second quarter and year-to-date FY 2002 results include revenues received by ALM as a result of a licensing agreement with RealLegal, LLC, effective as of May 1, 2002. ALM expects to receive licensing revenue from RealLegal, LLC, in the second half of FY 2002.

ALM's second quarter and year-to-date FY 2002 results include restructuring charges of $0.3 MM, all recorded by the company in the second quarter. ALM's second quarter and year-to-date FY 2001 results include restructuring charges of $1.7 MM, recorded by the company in the second quarter of FY 2001. Restructuring charges in both FY 2002 and FY 2001 consist primarily of severance payments associated with staff reductions.

On an adjusted basis, excluding revenues and expenses attributable to the Law.com acquisition, barter transactions for equity with RealLegal and other third parties, and restructuring charges in FY 2002 and FY 2001, revenues for the second quarter of FY 2002 totaled $32.4 MM, a decrease of 13.2 %, or $4.9 MM, over the comparable period in FY 2001. Adjusted total operating expenses for the second quarter of FY 2002 were $30.5 MM, a decrease of 20.5%, or $7.9 MM, compared to the second quarter of FY 2002. Adjusted second quarter FY 2002 EBITDA was $5.6 MM, a decrease of 12.3%, or $0.8 MM, over the second quarter of FY 2001. Adjusted net operating profit for the second quarter of FY 2002 was $1.9 MM, an increase of $2.9 MM, compared to comparable results for the second quarter of FY 2001.

Adjusted year-to-date revenues for FY 2002 were $63.7 MM, a decrease of 16.1%, or $12.2 MM over the same period in the prior fiscal year. Adjusted total operating expenses for the first half of 2002 were $62.4 MM, a decrease of 18.6%, or $14.3 MM. Adjusted EBITDA for the first half of 2002 were $9.4 MM, a decrease of 33.6%, or $4.7 MM. Adjusted year-to-date net operating profit was $1.2 MM, an increase of $2.1 MM, compared to comparable results for 2001.


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                                       ALM ANNOUNCES Q2 FY 2002 EARNINGS RESULTS
                                                                     PAGE 3 OF 6

In the second quarter of FY 2002, the company experienced quarterly declines in all advertising categories. Second quarter advertising revenues for the company were $20.1 MM, a decrease of 11.0%, or $2.5 MM over the second quarter of FY 2001. Subscription revenues for the second quarter totaled $6.0 MM, an increase of 3.2%, or $0.2 MM, compared to the second quarter of FY 2001. Second quarter revenues from ancillary products and services, including tradeshows, database and research fees, decreased by 11.8%, or $1.1 MM, from the second quarter of FY 2001.

Operating expenses totaled $32.5 MM for the second quarter of FY 2002, a decrease of 18.9%, or $7.6 MM over the second quarter of FY 2001. Lower operating expenses during the second quarter of FY 2002 were realized by the discontinuation of goodwill amortization, and lower production and distribution, selling, editorial and general and administrative expenses.

On July 26, 2002, the Board of Directors of ALM dismissed the company's current independent auditors, Arthur Andersen LLP, and approved the engagement of Ernst & Young LLP as the company's independent auditors for the year ending December 31, 2002.

A consolidated statement of operations for the second quarter and the first half of FY 2002 and FY 2001, as well as a June 30, 2002 and June 30, 2001 balance sheet, are included as attachments to this press release. Further details on company results for the second quarter of FY 2002 are presented in reports filed by ALM and its parent corporation, American Lawyer Media Holdings, Inc., with the Securities and Exchange Commission.

Headquartered in New York City, ALM is a leading integrated media company, focused on the legal industry. ALM currently owns and publishes 24 national and regional legal magazines and newspapers, including The American Lawyer(R) and The National Law Journal(R). ALM's other businesses include book, custom and newsletter publishing, production of legal trade shows and conferences, educational seminars and distribution of content related to the legal industry. ALM's law.com(R) site (www.law.com) is the Web's premier destination for legal professionals. ALM also operates the nation's most comprehensive court verdict and settlement reporting system, available online at www.verdictsearch.com. ALM was formed by U.S. Equity Partners, L.P., a private equity fund sponsored by Wasserstein & Co., LP. More information on ALM, its business and services is available on the Web at www.americanlawyermedia.com.

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
                                       ALM ANNOUNCES Q2 FY 2002 EARNINGS RESULTS
                                                                     PAGE 4 OF 6

Portions of this release may contain forward-looking statements regarding plans, projections or the future performance of American Lawyer Media, Inc. These forward-looking statements are subject to risks and uncertainties. Important cautionary statements and a discussion of risk factors that could affect actual performance are contained in the materials filed by American Lawyer Media, Inc. with the Securities and Exchange Commission.

                           AMERICAN LAWYER MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                      FOR THE THREE MONTHS ENDED
                                              JUNE 30,
                                       -------------------------
                                         2002             2001
                                       --------         --------
REVENUES:
Periodicals:
   Advertising ................        $ 20,105         $ 22,582
   Subscription ...............           5,996            5,810
Ancillary products and services           8,326            9,426
                                       --------         --------
   Total revenues .............          34,427           37,818
                                       --------         --------
OPERATING EXPENSES:
Editorial .....................           5,543            5,792
Production and distribution ...           6,482            7,887
Selling .......................           6,619            7,160
General and administrative ....           9,786           11,697
Depreciation and amortization .           4,049            7,524
                                       --------         --------
   Total operating expenses ...          32,479           40,060
                                       --------         --------
   Operating income (loss) ....           1,948           (2,242)
Interest expense ..............          (5,304)          (5,025)
Other loss ....................            (150)          (4,692)
                                       --------         --------
   Loss before income taxes ...          (3,506)         (11,959)
Benefit for income taxes ......             691              470
                                       --------         --------
   Net Loss ...................        $ (2,815)        $(11,489)
                                       ========         ========

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


                                       ALM ANNOUNCES Q2 FY 2002 EARNINGS RESULTS
                                                                     Page 5 of 6

                           AMERICAN LAWYER MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                        FOR THE SIX MONTHS ENDED
                                                JUNE 30,
                                       -------------------------
                                         2002             2001
                                       --------         --------
REVENUES:
Periodicals:
   Advertising ................        $ 38,139         $ 44,559
   Subscription ...............          11,544           11,558
Ancillary products and services          17,102           20,715
                                       --------         --------
   Total revenues .............          66,785           76,832
                                       --------         --------
OPERATING EXPENSES:
Editorial .....................          10,929           11,771
Production and distribution ...          13,017           16,635
Selling .......................          13,413           14,833
General and administrative ....          18,742           20,158
Depreciation and amortization .           8,449           14,994
                                       --------         --------
   Total operating expenses ...          64,550           78,391
                                       --------         --------
   Operating income (loss) ....           2,235           (1,559)
Interest expense ..............          (9,566)         (10,070)
Other loss ....................            (145)          (4,672)
                                       --------         --------
   Loss before income taxes ...          (7,476)         (16,301)

Benefit for income taxes ......           1,453            1,045
                                       --------         --------
   Net Loss ...................        $ (6,023)        $(15,256)
                                       ========         ========

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

                                       ALM ANNOUNCES Q2 FY 2002 EARNINGS RESULTS
                                                                     PAGE 6 OF 6


                           AMERICAN LAWYER MEDIA, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                                   JUNE 30,       DECEMBER 31,
                                                                                    2002            2001
                                                                                  ---------       -----------
                                                                                  (UNAUDITED)
                                     ASSETS
Current assets:
Cash and cash equivalents ................................................        $   2,109         $   2,377
Accounts receivable, net of allowance for doubtful accounts and returns of
   $2,398 and $2,270, respectively .......................................           15,554            16,051
Deferred tax assets, net .................................................            3,925             3,925
Inventories, net .........................................................            1,453             1,530
Due from affiliate .......................................................            2,588               676
Other current assets .....................................................            3,463             2,555
                                                                                  ---------         ---------
         Total current assets ............................................           29,092            27,114
Property, plant and equipment, net of accumulated depreciation and
   amortization of $21,613 and $14,744, respectively .....................           13,164            11,384
Intangible assets, net of accumulated amortization of $53,124 and $47,670,
   respectively ..........................................................          123,669           129,122
Goodwill, net of accumulated amortization of $48,490 and $48,490,
respectively .............................................................          162,694           141,041

Deferred financing costs, net of accumulated amortization of $3,332 and
   $3,391, respectively ..................................................            5,308             4,525
Other assets .............................................................            5,554             1,664
                                                                                  ---------         ---------
         Total assets ....................................................        $ 339,481         $ 314,850
                                                                                  =========         =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable .........................................................        $   6,604         $   5,941
Accrued expenses .........................................................           12,074            10,627
Accrued interest payable .................................................              843               954
Deferred income (including deferred subscription income of $17,355 and
   $15,065, respectively) ................................................           24,047            18,515
Other current liabilities ................................................               --               350
                                                                                  ---------         ---------
         Total current liabilities .......................................           43,568            36,387
Long-term debt:
Revolving credit facility ................................................           30,700            27,000
Senior notes .............................................................          175,000           175,000
                                                                                  ---------         ---------
           Total long-term debt ..........................................          205,700           202,000
Deferred income taxes ....................................................           23,593            25,366
Other noncurrent liabilities .............................................            6,666             7,271
                                                                                  ---------         ---------
         Total liabilities ...............................................          279,527           271,024
Stockholder's equity:
Common stock-$.01 par value; 1,000 shares authorized; 100 issued and outstanding
     at June 30, 2002 and December 31, 2001 ..............................               --                --
Paid-in-capital ..........................................................          152,462           130,253
Accumulated deficit ......................................................          (92,467)          (86,444)
Accumulated other comprehensive (loss) gain ..............................              (41)               17
                                                                                  ---------         ---------
         Total stockholder's equity ......................................           59,954            43,826
                                                                                  ---------         ---------
         Total liabilities and stockholder's equity ......................        $ 339,481         $ 314,850
                                                                                  =========         =========

                                      ###